UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 12, 2010

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Broadway, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

(646) 536-2842

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, Take-Two Interactive Software, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Lainie Goldstein pursuant to which Ms. Goldstein will continue to serve as Chief Financial Officer of the Company until October 31, 2012.  The Employment Agreement replaces and supersedes the prior employment agreement between the Company and Ms. Goldstein, dated July 16, 2007, as amended.

Pursuant to the terms of the Employment Agreement, Ms. Goldstein will receive an annual base salary of $575,000 until October 31, 2010. Ms. Goldstein will then receive an annual base salary of $600,000 in the second year of her employment and an annual base salary of $625,000 in the third year of her employment.  Ms. Goldstein will also be eligible to receive an annual bonus during each fiscal year of her employment of up to 100% of her salary, based on the achievement of certain financial targets by the Company, as set forth in the Employment Agreement.  On the fifth trading day following the filing of the Company’s Form 10-Q for the second quarter of fiscal year 2010, the Company will grant 149,193 shares of restricted stock (the “Shares”) to Ms. Goldstein pursuant to the Company’s Incentive Stock Plan, as amended (the “Stock Plan”).  Of such Shares, 99,462 Shares will vest in three equal installments on March 17, 2011, March 17, 2012 and March 13, 2013, based on Ms. Goldstein’s continued service through each applicable vesting date; and the remaining 49,731 Shares, which will also vest over three years, will be subject to the satisfaction of certain performance criteria as determined by the Company at the time of grant.

The Employment Agreement provides that, consistent with her prior employment agreement, upon a change in control of the Company, Ms. Goldstein will be entitled to a retention bonus equal to three months’ base salary upon the closing of the transaction, and three months’ base salary upon the six month anniversary thereof, in each case subject to her continued employment with the Company through the applicable payment date (or an earlier termination by the Company without cause (including a non-renewal of the agreement and as well as her resignation following certain events that will be deemed a termination without cause).  The Employment Agreement also provides that any amounts received by her in connection with a change in control will be reduced if, pursuant to the excise tax provisions of the Internal Revenue Code relating to “parachute payments,” such reduction would result in a greater after-tax benefit to her.

The Employment Agreement also provides for the following severance benefits upon a termination by the Company without cause (including a non-renewal of the agreement and as well as her resignation following certain events that will be deemed a termination without cause):  (i) a lump sum payment within 30 days of termination equal to the sum of (w) 1.5 times her then-current base salary, (x) 1.5 times her target bonus of 75% of base salary, (y) a prorated target bonus for the year of termination (equal to 50% of target if such termination occurs during the first half of the year, and 100% of target if such termination occurs during the second half of the year), and (z) any unpaid bonuses earned in respect of prior years, (ii) reimbursement for the cost of continued health insurance coverage under COBRA for 18 months (or until Ms. Goldstein becomes entitled to coverage with a subsequent employer), and (iii) immediate vesting in all outstanding and unvested options and shares of restricted stock then held by her.

Ms. Goldstein has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during her employment and for one year following any termination of her employment, all on the terms set forth in the Employment Agreement.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the text of the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                                            Financial Statements and Exhibits

(d)                                     Exhibits:

10.1                          Employment Agreement, dated May 12, 2010, by and between Take-Two Interactive Software, Inc. and Lainie Goldstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

By:	/s/ Daniel P. Emerson
Daniel P. Emerson
Senior Vice President, Associate General Counsel and Secretary

Date:  May 13, 2010

EXHIBIT INDEX

Exhibit

10.1	Employment Agreement, dated May 12, 2010, between Take-Two Interactive Software, Inc. and Lainie Goldstein.